Exhibit 10.13

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into effective as of January 3, 2019 by and between UroGen Pharma Ltd. (“Company”) of the first part and Ron Bentsur (“Bentsur”) of the second part.

WHEREAS Bentsur currently serves as the Chief Executive Officer of Company and member of the board of directors of Company (“Board”) pursuant to that certain employment agreement dated August 15, 2015, which the parties, from time to time, extended and updated verbally and/or by conduct, and as amended as of September 1, 2017 and by resolutions of the Board, the Compensation, Nominating and Corporate Governance Committee of the Board and the shareholders of the Company (collectively, “Employment Agreement”), all capitalized terms used herein (including in the preamble to the Agreement) and not otherwise defined shall have the respective meaning ascribed to them in the Employment Agreement; and

WHEREAS The parties have agreed that Bentsur will cease his employment with the Company and resign from the Board as of January 3, 2019 (“Separation Date”).

NOW, THEREFORE in consideration of the premises herein, and the mutual promises and undertakings herein contained and set forth, and for other good and valuable consideration, made over by each party to the other, the receipt of which is hereby acknowledged, it is covenanted and agreed as follows.

1.Termination of Employment.

1.1.The Company and Bentsur hereby agree to terminate the Employment Agreement, the employer-employee relationship and all positions at Company held by Bentsur on the Separation Date, subject to and in accordance with the terms and conditions set forth in this Agreement and Bentsur hereby waives any entitlement to notice pursuant to the Employment Agreement and/or by applicable law.

1.2.The Company and Bentsur hereby agree that on the Separation Date Bentsur hereby resigns from the Board. It is agreed that execution of this Agreement shall serve as resignation notice.

1.3.As of the Separation Date, Bentsur's salary and wages shall cease, and any entitlement or claim Bentsur has or might have had under the Employment Agreement terminates, except as otherwise described in this Agreement. On the Separation Date, the Company will pay Bentsur all accrued salary, all accrued and unused paid time off and all accrued recuperation payments earned through the Separation Date, subject to standard payroll deductions and withholdings. Bentsur is entitled to these payments regardless of whether or not he signs this Agreement.

1.4.Bentsur agrees that, within thirty (30) days after the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Bentsur for these expenses pursuant to its regular business practice.

1.5.Within fifteen (15) days after the Separation Date Company will deliver to Bentsur a letter addressed to the Advanced Study Fund (“Advanced Study Fund”) authorizing it to release to Bentsur all monies accumulated in the Advanced Study Fund in his name.

1.6.Within fifteen (15) days after the Separation Date Company will deliver to Bentsur (i) a letter addressed to the insurance agent, authorizing the insurance company and/or the pension fund, as the case may be, to release to Bentsur all monies accumulated in the manager’s insurance policy (“Policy”) and/or pension fund in his name, as the case may be, including the compensatory and severance pay components of the Policy, and (ii) a dully signed Income Tax Authority Form 161 (Employer Notice of Employee’s Termination of Employment).

1.7.The unvested portion of the Restricted Share Units and options to purchase Ordinary Shares of the Company NIS 0.01 each, as detailed in Exhibit 1.7 (the “Options”) which the Company granted to Bentsur pursuant to its 2010 Israeli Share Option Plan (“2010 Plan”) and 2017 Equity Incentive Plan and Israeli Sub-Plan to the 2017 Equity Incentive Plan (“2017 Plan”), respectively (2010 Plan and 2017 Plan together, “Plans”) which would have vested during the 12 (twelve) month period following the Separation Date, shall vest immediately upon the Separation Date (“Accelerated Vesting”), provided, however, that Bentsur may sell the shares underlined by the Accelerated Vesting (“Option Shares”) as follows: (i) fifty percent (50%) of the Option Shares as of the three-month anniversary of the Separation Date; and (ii) the remaining fifty percent (50%) of the Option Shares as of the six- month anniversary of Separation Date, all as set forth in the Lock-up Agreement, Exhibit A hereto. Bentsur shall have 12 (twelve) months to exercise the Options subject to Accelerated Vesting and all his other vested and unexercised options. It is agreed, notwithstanding the Plans, to set December 31, 2019 as the expire date for all Options granted to Bentsur on July 13, 2017 and January 10, 2018 (“Expire Date”).

1.8.Within 15 (fifteen) days of the Separation Date the Company shall pay Bentsur a one-time payment of US$ 401,250 which equals to 9 (nine) months of Base Salary (75% (seventy-five percent) of the US$ 535,000 annual base salary (“Annual Base Salary”)).

1.9.The Company shall pay Bentsur the Annual Bonus due for the year of 2018 in the amount equal to the percentage of goals and objectives achieved for the year 2018 multiplied by 50% (fifty percent) of the Annual Base Salary. Company shall pay Bentsur the Annual Bonus concurrently with payment of the 2018 annual bonus to the other officers of the Company, and no later than March 15, 2019.

2.No Other Compensation and Benefits. By signing this Agreement, Bentsur agrees that, except as otherwise provided in this Agreement, he has received all amounts and other benefits owed to him from the Company including, but not limited to, salary payments, annual leave, recuperation pay, severance pay and sick leave, prior written notice, overtime, and reimbursement of expenses. Bentsur agrees and understands that he will not be entitled to any other compensation or benefits, except for those explicitly described in this Agreement or as otherwise required by law. More specifically, Bentsur agrees that the payments and benefits set forth above, together with any amounts or benefits previously provided to him by the Company, shall be complete and constitute unconditional payment, settlement, satisfaction and accord with respect to any obligations and liabilities that the Company or any affiliate thereof may owe him.

3.Taxation. Bentsur shall be responsible for paying his share of all taxes applicable to him with respect to all amounts, payments, and benefits set forth herein in accordance with applicable laws and regulations.

4.Return of Company Property. Within 15 (fifteen) days of the Separation Date, except as otherwise allowed by Company provided herein, Bentsur shall have returned to Company all other Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). In addition, if Bentsur has used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then Bentsur agrees that, upon request by the Company, he will provide the Company reasonable access to such Personal Systems to ensure such Company confidential or proprietary information is permanently deleted and expunged.

5.Confidentiality.

5.1.Company and Bentsur agree that neither party shall, as the case may be, voluntarily disclose, or cause to be disclosed, the terms of this Agreement nor the events that led to the execution of this Agreement, except to their respective attorneys, accountants and/or tax advisors, to tax authorities or to the extent otherwise required by law, exercise of each of the parties’ rights under this Agreement, or for any due diligence process. In particular, and without limitation, Bentsur agrees not to disclose the terms of this Agreement to any current or former Company employee. Bentsur undertakes to fulfill, at all times after the termination of his employment, all of the obligations imposed on Bentsur by those provisions of the Confidentiality, Proprietary Rights and Non-Competition Undertaking, Schedule B to the Employment Agreement, Exhibit 5.1 hereto, intended to survive termination of the Employment Agreement.

5.2.It is agreed that for a period of 4 (four) months from the Separation Date, Bentsur shall not assume any new formal roles (director or officer) in any entity in the life science space.

6.Release of Claims.

General Release. After having examined the aforesaid accounting and all relevant data, and being fully cognizant of his rights, Bentsur hereby confirms, declares and undertakes that upon receipt of the sums and rights set forth in the Agreement:

6.1.Bentsur has received from Company all amounts due to me, pursuant to all applicable law in relation to the Employment Agreement and in relation to the termination of the Employment Agreement and Bentsur’s employment by Company in a timely manner; including without limitation, Bentsur’s wages in full, any amounts in due redemption of unused annual leave, sick leave pay, recuperation pay, severance pay, and any other amounts or rights due to him in accordance with the Employment Agreement and its termination.

6.2.By virtue of any law, contract or custom and/or by virtue of any manner of claim, Bentsur further confirms in connection with the Option that he is aware that pursuant to the Plans, and subject to Section 1.7 hereof, any options granted to him by the Company that have vested as of the Separation Date must be exercised until the Expire Date, and that in  the event they are not so exercised, they shall lapse as of said date, and he hereby waives any claims in connection with any options that have lapsed in accordance with the foregoing.

6.3.Neither he nor any one coming in his stead have, nor will he nor anyone coming in his stead have in the future, any claims and/or contentions of any kind or type, against the Company, its shareholders, managers, or employees, or its successors in connection with the Employment Agreement and/or its termination.

6.4.He hereby waives any claim and/or contention of any kind and type that he has or shall have, if, and to the extent he has, or shall have, against the Company including such claims and/or contentions, in connection with the period of his employment with the Company and/or the termination of the Employment Agreement and any tax implications that may arise with the Expire Date.

7.Continuing Obligations; Non-Disparagement.

7.1.Bentsur undertakes to provide free of charge transition support and other assistance as may be reasonably required by the newly appointed Chief Executive Officer of Company (“CEO”) for the period of six (6) months following the Separation Date (“Consulting Services”). Bentsur (i) shall render the Consulting Services on an as needed basis. Bentsur shall devote such attention and business time as may be reasonably required to discharge and fulfill the Consulting Services, (ii) acknowledges that time is of the essence with respect to any reasonable timetable as established between the parties from time to time, (iii) will make its best efforts to comply with the obligations set forth in any such timetable, (i) shall act at all times without any conflict of interests with the Company, (v) shall attend telephone or video meetings with shareholders, the CEO and officers of the Company, and/or any other meeting as reasonably necessary, and (vi) shall be available as reasonably required to meet with investors in Israel and at Company expense and upon reasonable notice with investors worldwide.

7.2.Bentsur also agrees not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that he may respond accurately and fully to any question, inquiry or request for information when required by legal process. Bentsur agrees to direct employment verification requests to HR@urogen.com. In response to inquiries from any future employer or third parties, the Company will limit information provided to (a) Bentsur’ dates of employment, and (b) the positions that Bentsur held, and shall inform the inquiring party it is Company policy to provide only this information.

8.Miscellaneous

8.1.Bentsur understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by Company to him or to any other person, and that Company makes no such admission.

8.2.The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Israel, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the sole and exclusive jurisdiction of the courts in the District of Tel Aviv in any action, proceeding or dispute arising out of or relating to this Agreement and/or the Employment Agreement.

8.3.This Agreement represents the complete agreement between Bentsur and Company concerning the subject matter hereof and supersede all prior agreements or understandings, written or oral, between Bentsur and Company concerning the subject matter hereof except those agreements and documents expressly referred to in this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Bentsur and Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors, and assignees.

8.4.All notices or other communications hereunder shall be in writing and shall be given in person, or by registered mail, postage prepaid, to the parties at the addresses first stated above (or at such other addresses for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received on the fifth (5th) day following such mailing.

8.5.This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed versions of this Agreement that included digitized signature images or digital signatures (certificates) transmitted by facsimile, email, portable document format (PDF) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement and/or its document security features shall have the same effect as the physical delivery of the paper document bearing original signature.

8.6.This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Bentsur acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year first written above.

UroGen Pharma Ltd.

By:	/s/Peter P. Pfreundschuh
Chief Financial Officer

Date: January 2, 2019
/s/Ron Bentsur
Ron Bentsur
Date: January 2, 2019

Exhibit 1.7     -     Option Grants

Exhibit 5.1     -     Non-Compete and Proprietary Information Agreement

Exhibit 1.7

Option Grants

RSUs and Options Grant Date	Exercise Price	Unvested RSUs/Options	Due to vest within 12 months form Separation Date	Plan
August 15, 2015	RSU	41,067	41,067	2010 Plan
July 13, 2017	$19.55	40,000	26,667	2017 Plan
January 10, 2018	$43.67	34,723	16,666	2017 Plan

Exhibit 5.1

Confidentiality, Proprietary Rights and Non-Competition Undertaking